Exhibit 99.1

News Release CRESTWOOD EQUITY PARTNERS LP 811 Main Street, Suite 3400 Houston, TX 77002 www.crestwoodlp.com

Crestwood Announces First Quarter 2018 Financial and Operating Results

Adjusted EBITDA increased 12% year-over-year driven by a 23% increase in G&P segment EBITDA

Increased year-over-year producer activity drives 17% increase in crude oil and natural gas gathering volumes and a 23% increase in produced water gathering volumes

High utilization of the Bakken Bear Den Processing Plant results in 32% increase in year-over-year processing volumes; Construction has begun on the 120 MMcf/d Bear Den Phase-2 expansion

200 MMcf/d Orla cryogenic processing plant on-track to be placed into service by July 1, 2018 in the Delaware Basin

HOUSTON, TEXAS, May 1, 2018 – Crestwood Equity Partners LP (NYSE: CEQP) (“Crestwood”) reported today its financial and operating results for the three months ended March 31, 2018.

First Quarter 2018 Highlights1

•	First quarter 2018 net income of $34.1 million, compared to net loss of $19.4 million in first quarter 2017

•	First quarter 2018 Adjusted EBITDA of $101.7 million, compared to $90.9 million in the first quarter 2017

•	First quarter 2018 distributable cash flow to common unitholders of $53.4 million; The first quarter 2018 coverage ratio was approximately 1.25x

•	Ended first quarter 2018 with approximately $1.5 billion in total debt and a 3.9x leverage ratio. Crestwood has substantial liquidity available under its $1.5 billion revolver with $293 million drawn as of March 31, 2018

•	Declared first quarter 2018 cash distribution of $0.60 per common unit, or $2.40 per common unit on an annualized basis, to be paid on May 15, 2018 to unitholders of record as of May 8, 2018

Management Commentary

“Crestwood delivered another quarter of strong results in the first quarter 2018 driven by solid operations and continued volume growth across our gathering and processing assets, resulting in a 12% increase in year-over-year Adjusted EBITDA, and very healthy leverage and coverage ratios of 3.9x and 1.25x, respectively,” stated Robert G. Phillips, Chairman, President and Chief Executive Officer of Crestwood’s general partner. “Crestwood’s first quarter results outperformed internal expectations as favorable commodity prices continued to encourage producer investment around our core assets and enhanced well recoveries outperformed Crestwood’s type-curve assumptions, which led to stronger volumes, despite harsh winter weather conditions that impacted field operations in the Bakken and Powder River Basin during the quarter.”

Mr. Phillips continued, “Our first quarter results keep us on-track to achieve our guidance targets in 2018. We continue to prudently invest in growth capital projects around our core assets that will begin to materially grow Adjusted EBITDA and distributable cash flow in the second half of 2018 and full-year 2019. We remain committed to financing these projects with excess cash flow and our existing revolving credit facility, eliminating any need to access the equity markets in 2018.”

[1]	Please see non-GAAP reconciliation table included at the end of the press release.

-more-

NEWS RELEASE

“Looking ahead, by the end of the second quarter we expect to place our Orla Express Pipeline and Orla Processing Plant in-service in the Delaware Basin, where Willow Lake volumes have been running near capacity and six rigs are currently active on our Nautilus system. By the end of the third quarter, we will be completing the 2018 Arrow debottlenecking projects increasing oil, gas and water capacity in the Bakken. By the end of the fourth quarter, we anticipate completing the next phase of Jackalope processing and system expansions to support near-term rising volume forecasts in the Powder River Basin. As Crestwood executes our 2018 growth program, we remain committed to capital discipline and self-funding, which should position the partnership for substantial distributable cash flow growth in late 2018 and full-year 2019. Strong project execution with a conservative financing model continues to be our primary strategy which should unlock unrecognized value in Crestwood and drive meaningful total returns for our unitholders over the next few years.”

First Quarter 2018 Segment Results and Outlook

Gathering and Processing segment EBITDA totaled $82.0 million in the first quarter 2018, compared to $66.5 million in the first quarter 2017. During the first quarter 2018, average natural gas gathering volumes were 1.0 billion cubic feet per day (“Bcf/d”), or 17% above first quarter 2017, gas processing volumes were 274 million cubic feet per day (“MMcf/d”), or 32% above first quarter 2017, compression volumes were 469 MMcf/d, or 1% above first quarter 2017, crude oil gathering volumes were 80.2 thousand barrels per day (“MBbls/d”), or 17% above first quarter 2017, and produced water volumes were 38.8 MBbls/d, or 23% above first quarter 2017. G&P segment volume growth reflects increased well completion activity by producers over the past twelve months in the Bakken, Delaware Basin, Powder River Basin and southwest Marcellus as producers continue to benefit from rising commodity prices and improved recoveries. Crestwood expects continued growth in the G&P segment in 2018 as debottlenecking projects are completed in the Bakken, and additional rigs are operated on acreage dedicated to the Delaware Basin and Powder River Basin systems.

Storage and Transportation segment EBITDA totaled $12.0 million in the first quarter 2018, compared to $17.2 million in the first quarter 2017. During the first quarter 2018, segment EBITDA declined primarily as a result of the expected lower crude oil rail loading volumes at the COLT Hub. During the first quarter 2018, natural gas storage and transportation volumes averaged 2.2 Bcf/d, compared to 2.0 Bcf/d in the first quarter 2017. Segment volumes increased 10% year-over-year as a result of higher firm storage services demand at Stagecoach due to favorable winter weather conditions and higher firm and interruptible services at Tres Palacios driven by growing Gulf Coast LNG demand. Beginning in the third quarter 2018, the S&T segment will benefit from the 5% cash distribution step-up provision in the Stagecoach Gas Services joint venture agreement with Consolidated Edison. This will result in approximately $4 million of incremental cash flow in 2018. Stagecoach Gas Services and Tres Palacios Gas Storage are FERC regulated assets that predominately charge negotiated market based rates which are not subject to traditional cost of service based tariffs. Crestwood does not expect either asset to be impacted by revisions to FERC’s 2005 Policy Statement for Recovery of Income Tax Costs.

Marketing, Supply and Logistics segment EBITDA totaled $13.2 million in the first quarter 2018, compared to $16.7 million in the first quarter 2017. Both periods exclude the non-cash change in fair value of commodity inventory-related derivative contracts. First quarter 2018 EBITDA reflects the divestiture of US Salt which contributed approximately $6.0 million of segment EBITDA per quarter prior to its sale in the fourth quarter 2017. In the first quarter 2018, the MS&L segment benefited from increased propane demand due to colder temperatures in the central and northeast regions, increased transportation demand related to the shut-in of the Mariner East 1 pipeline, and expanded marketing and logistics services provided to customers at Crestwood’s Bear Den plant in the Bakken and the Willow Lake plant in the Delaware Basin.

NEWS RELEASE

Combined O&M and G&A expenses, net of non-cash unit based compensation in the first quarter 2018 were $51.2 million compared to $52.8 million in the first quarter 2017. Crestwood reduced combined O&M and G&A expenses by approximately $2 million, or 3%, by reducing personnel expenses, improving maintenance practices and utilizing strategic purchasing and professional service agreements. In the second half of 2018, Crestwood expects combined O&M and G&A to increase approximately 2%-5% to reflect new assets being brought into service in the second half of 2018 and activity across its high growth basins.

First Quarter 2018 Business Update

Bakken Update

During the first quarter 2018, the Arrow system averaged crude oil volumes of 80.2 MBbls/d, natural gas volumes of 63.3 MMcf/d and produced water volumes of 38.8 MBbls/d, an increase of 17%, 29% and 23%, respectively, over the first quarter 2017. Gathering volumes on the Arrow system remained robust in the first quarter 2018 despite harsh winter weather conditions that resulted in freeze offs at the wellhead and new well completion delays. During the first quarter, the Bear Den Processing Plant was fully operational and provided Arrow producers incremental flow assurance on produced natural gas volumes. Crestwood’s MS&L segment has agreements with Arrow producers and downstream fractionators to provide marketing and logistics services for the Bear Den plant’s processed volumes.

In the first quarter 2018, Crestwood invested approximately $56 million in growth projects on the Arrow system, which included the continued debottlenecking and expansion of the gathering system. The debottlenecking efforts in the first quarter included drilling two new water disposal wells, adding new oil and water pumps and expansion of gas gathering lines to lower system pressures. The ongoing system expansion and improvements will increase the crude gathering capacity to 120 MBbls/d, natural gas gathering capacity to 150 MMcf/d and produced water gathering capacity to 75 MBbls/d, which will eliminate system curtailments and allow for the immediate capture of natural gas volumes currently being flared and water volumes currently being trucked away from the wellhead, while also providing producers excess capacity to execute aggressive drilling and completion schedules going forward.

In April 2018, Crestwood began construction on the Bear Den Phase-2 plant expansion. The plant expansion will provide an additional 120 MMcf/d of gas processing capacity for a combined processing capacity of 150 MMcf/d. Once in-service, the expansion will significantly reduce future flaring on the Fort Berthold Indian Reservation, provide producer customers greater flow assurance, and will allow Crestwood to immediately begin processing 100% of the natural gas on the Arrow system. Phase 2 is expected to be in-service in the third quarter 2019.

Delaware Basin Update

During the first quarter 2018, Crestwood’s Delaware Basin gathering assets averaged natural gas volumes of 129.5 MMcf/d, a 233% increase over the first quarter 2017, and processing volumes averaged 67.8 MMcf/d, a 105% increase over the first quarter 2017. Delaware Basin gathering and processing volumes increased meaningfully as a result of the in-service of the Nautilus gathering system in Loving and Ward counties, TX in June 2017. Currently there are six active rigs across Crestwood’s Delaware Basin gathering systems. Crestwood expects continued volume growth as a result of this incremental activity through the remainder of 2018.

NEWS RELEASE

In the first quarter 2018, Crestwood Permian Basin Holdings LLC (“CPJV”) invested approximately $47 million in growth projects in the Delaware Basin. The CPJV currently has three projects underway including the Orla Processing Plant, a 200 MMcf/d cryogenic gas processing plant, the Orla Express Pipeline, a 33 mile, 20-inch-high pressure line connecting the existing Willow Lake system with the Orla Processing Plant, and the Nautilus-to-Orla Pipeline, a 28 mile, 20 inch high pressure line connecting the Nautilus system to the Orla Processing Plant, which CPJV is jointly constructing via its joint venture with Shell Midstream Partners. All three projects are targeted to be in-service by July 1, 2018. Once the Orla plant is completed Crestwood will direct current volumes on the Willow Lake plant via the Orla Express Pipeline and repurpose the Willow Lake plant to provide off-load capacity. As part of the contribution agreement entered into in June 2017, First Reserve will begin receiving 50% of the cash flow generated by Willow Lake’s assets after the Orla plant is placed in service. Upon completion of the Orla Processing Plant, CPJV’s asset footprint in the Delaware Basin will span over 300,000 acres of dedication, 255 MMcf/d of processing capacity, 650 MMcf/d of natural gas gathering capacity and 390 miles of pipe.

Powder River Basin Update

During the first quarter 2018, the Jackalope system averaged 75.1 MMcf/d of natural gas gathering and 69.9 MMcf/d of processing, an increase of 59% and 55%, respectively, over the first quarter 2017. Despite harsh winter conditions in the first quarter 2018, volumes on the Jackalope system are expected to increase as Chesapeake Energy Corporation (“Chesapeake”) commits additional resources to developing the acreage. Chesapeake highlights the Powder River Basin as a core growth asset with over 500 locations that offer greater than 40% rate of return at $60 per barrel crude pricing. Chesapeake continues to enhance economics and accelerate its Turner formation development activity as a result of a combination of strong well-recoveries, favorable crude oil prices, and process improvements that have driven a 35% reduction in drilling and completion costs. Currently, Chesapeake has four active rigs on the Jackalope system and is evaluating adding a fifth rig during the second half of 2018.

The Jackalope system is a 50/50 joint venture with Williams Partners (“Williams”). Based on Chesapeake’s current volume forecast of >80% system volume growth by year-end 2018, Crestwood and Williams have elected to proceed with an incremental compression project that will expand the Bucking Horse processing plant capacity from 120 MMcf/d to 145 MMcf/d and the expansion of natural gas gathering lines to provide incremental system capacity and lower wellhead pressures. Both projects are expected to cost approximately $20 million gross and be in-service by the fourth quarter 2018. Based on current Chesapeake forecasts, the anticipated volume increase at Jackalope was utilized by Williams in recording Jackalope’s GAAP revenues under a new revenue accounting standard in first quarter. This new standard required Jackalope to defer an additional $4 million of revenue in first quarter, which, when combined with Crestwood’s policy to no longer adjust for changes in deferred revenue, caused Crestwood’s proportionate share of Jackalope’s Adjusted EBITDA and distributable cash flow to decrease by $2 million during the first quarter of 2018.

In addition, the joint venture continues to evaluate the addition of a new 200 MMcf/d gas processing plant, expansion of the gas gathering system, and the development of a new crude gathering system. The joint venture expects to reach final investment decision on the gathering and processing system expansion by the end of the second quarter 2018. Crestwood expects to execute these incremental growth opportunities through its existing Crestwood Niobrara joint venture, which has committed capital from its financial partners.

NEWS RELEASE

Capitalization and Liquidity Update

In the first quarter 2018, Crestwood invested approximately $58 million net in growth capital projects. Crestwood remains on-track to execute within its previously stated 2018 growth capital guidance of $250 million to $300 million for currently approved projects. As of March 31, 2018, Crestwood had approximately $1.5 billion of debt outstanding, comprised of $1.2 billion of fixed-rate senior notes and $293 million outstanding under its $1.5 billion revolving credit facility. Crestwood’s leverage ratio was 3.9x as of March 31, 2018. Based on Crestwood’s current outlook for the remainder of 2018, Crestwood expects to complete the year with total leverage within its previously guided ranges of 4.0-4.5x and does not expect any equity issuance to execute its current growth capital plan. Crestwood currently has 71.3 million preferred units outstanding (par value of $9.13 per unit) which pay a fixed-rate annual cash distribution of 9.25%, payable quarterly.

Upcoming Conference Participation

Crestwood’s management will participate in the following upcoming investor conferences. Prior to the start of each conference, new presentation materials may be posted to the Investors section of Crestwood’s website at www.crestwoodlp.com.

•	Deutsche Bank MLP Conference on May 9th in New York, NY

•	SunTrust Midstream Summit on May 10th in New York, NY

•	MLPA Energy and Infrastructure Conference on May 22nd – May 24th at the Hyatt Regency in Orlando, Florida. Robert G. Phillips, Chairman, President and Chief Executive Officer, will make a formal presentation at approximately 9:45 a.m. Eastern Time on Wednesday, May 23rd

•	Stifel Cross Sector Insight Conference on June 11th – 13th in Boston, MA

•	J.P. Morgan Energy Equity Conference on June 18th – 20th in New York, NY

Earnings Conference Call Schedule

Management will host a conference call for investors and analysts of Crestwood today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) which will be broadcast live over the Internet. Investors will be able to connect to the webcast via the “Investors” page of Crestwood’s website at www.crestwoodlp.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call for 90 days.

Non-GAAP Financial Measures

Adjusted EBITDA and adjusted distributable cash flow are non-GAAP financial measures. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or operating income or any other GAAP measure of liquidity or financial performance.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities and Exchange Act of 1934. The words “expects,” “believes,” anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-

NEWS RELEASE

looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Crestwood believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statements will materialize. Important factors that could cause actual results to differ materially from those expressed in or implied from these forward-looking statements include the risks and uncertainties described in Crestwood’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made, and Crestwood assumes no obligation to update these forward-looking statements.

About Crestwood Equity Partners LP

Houston, Texas, based Crestwood Equity Partners LP (NYSE: CEQP) is a master limited partnership that owns and operates midstream businesses in multiple unconventional shale resource plays across the United States. Crestwood Equity is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation, terminalling, and marketing of NGLs; and gathering, storage, terminalling and marketing of crude oil.

Crestwood Equity Partners LP

Investor Contact

Josh Wannarka, 713-380-3081

josh.wannarka@crestwoodlp.com

Vice President, Investor Relations

Elizabeth Suman, 832-519-2276

elizabeth.suman@crestwoodlp.com

Senior Manager, Investor Relations & Corporate Communications

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NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Consolidated Statements of Operations

(in millions, except unit and per unit data)

(unaudited)

	Three Months Ended March 31,
	2018	2017
Revenues:
Gathering and processing	$340.3	$368.1
Storage and transportation	4.2	10.0
Marketing, supply and logistics	770.2	449.5
Related party	0.3	0.5

Total revenues	1,115.0	828.1
Cost of products/services sold	965.8	683.5
Expenses:
Operations and maintenance	34.5	33.7
General and administrative	23.9	26.4
Depreciation, amortization and accretion	45.1	48.4

	103.5	108.5
Other operating expenses:
Gain on long-lived assets, net	0.3	—

Operating income	46.0	36.1
Earnings from unconsolidated affiliates, net	12.4	8.1
Interest and debt expense, net	(24.4)	(26.5)
Loss on modification/extinguishment of debt	—	(37.3)
Other income, net	0.1	0.1

Income (loss) before income taxes	34.1	(19.5)
Benefit for income taxes	—	0.1

Net income (loss)	34.1	(19.4)
Net income attributable to non-controlling partners	4.0	6.1

Net income (loss) attributable to Crestwood Equity Partners LP	30.1	(25.5)
Net income attributable to preferred units	15.0	17.8

Net income (loss) attributable to partners	$15.1	$(43.3)

Subordinated unitholders’ interest in net income	$0.1	$—

Common unitholders’ interest in net income (loss)	$15.0	$(43.3)

Net income (loss) per limited partner unit:
Basic	$0.21	$(0.62)

Diluted	$0.21	$(0.62)

Weighted-average limited partners’ units outstanding (in thousands):
Basic	71,165	69,697
Dilutive units	789	—

Diluted	71,954	69,697

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Selected Balance Sheet Data

(in millions)

	March 31, 2018	December 31, 2017
	(unaudited)
Cash	$7.3	$1.3

Outstanding debt:
Crestwood Midstream Partners LP
Revolving Credit Facility	$293.0	$318.2
Senior Notes	1,200.0	1,200.0
Other	2.0	2.4

Subtotal	1,495.0	1,520.6
Less: deferred financing costs, net	26.6	28.4

Total debt	$1,468.4	$1,492.2

Total partners’ capital	$2,164.8	$2,180.5

Crestwood Equity Partners LP partners’ capital
Common units outstanding	71.7	70.7

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended March 31,
	2018	2017
EBITDA
Net income (loss)	$34.1	$(19.4)
Interest and debt expense, net	24.4	26.5
Loss on modification/extinguishment of debt	—	37.3
Benefit for income taxes	—	(0.1)
Depreciation, amortization and accretion	45.1	48.4

EBITDA (a)	$103.6	$92.7
Significant items impacting EBITDA:
Unit-based compensation charges	7.2	7.3
Gain on long-lived assets, net	(0.3)	—
Earnings from unconsolidated affiliates, net	(12.4)	(8.1)
Adjusted EBITDA from unconsolidated affiliates, net	22.1	15.6
Change in fair value of commodity inventory-related derivative contracts	(20.2)	(18.6)
Significant transaction and environmental related costs and other items	1.7	2.0

Adjusted EBITDA (a)	$101.7	$90.9

Distributable Cash Flow
Adjusted EBITDA (a)	$101.7	$90.9
Cash interest expense (b)	(23.1)	(25.0)
Maintenance capital expenditures (c)	(6.0)	(2.3)
Adjusted EBITDA from unconsolidated affiliates, net	(22.1)	—
Distributable cash flow from unconsolidated affiliates	21.2	—
Benefit for income taxes	—	0.1
Deficiency payments	—	(0.5)

Distributable cash flow attributable to CEQP	71.7	63.2
Distributions to preferred	(15.0)	—
Distributions to Niobrara preferred	(3.3)	(3.8)

Distributable cash flow attributable to CEQP common (d)	$53.4	$59.4

(a)	EBITDA is defined as income before income taxes, plus debt-related costs (interest and debt expense, net and loss on modification/extinguishment of debt) and depreciation, amortization and accretion expense. Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, gains or losses on long-lived assets, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, the change in fair value of commodity inventory-related derivative contracts, costs associated with the realignment of our Marketing, Supply and Logistics operations and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory to which these derivatives relate. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with generally accepted accounting principles (GAAP), as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered alternatives to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.
(b)	Cash interest expense less amortization of deferred financing costs.
(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(d)	Beginning in 2018, distributable cash flow is defined as Adjusted EBITDA, adjusted for cash interest expense, maintenance capital expenditures, income taxes, and our proportionate share (based on the distribution percentage) of our unconsolidated affiliates’ distributable cash flow. In 2017, distributable cash flow was defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures, income taxes, and changes in deferred revenue (primarily related to deficiency payments). Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other companies.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended March 31,
	2018	2017
EBITDA
Net cash provided by operating activities	$148.7	$58.9
Net changes in operating assets and liabilities	(61.5)	15.2
Amortization of debt-related deferred costs	(1.8)	(1.8)
Interest and debt expense, net	24.4	26.5
Unit-based compensation charges	(7.2)	(7.3)
Gain on long-lived assets, net	0.3	—
Earnings from unconsolidated affiliates, net, adjusted for cash distributions received	0.6	0.3
Deferred income taxes	0.2	0.6
Benefit for income taxes	—	(0.1)
Other non-cash (income) expense	(0.1)	0.4

EBITDA (a)	$103.6	$92.7
Unit-based compensation charges	7.2	7.3
Gain on long-lived assets, net	(0.3)	—
Earnings from unconsolidated affiliates, net	(12.4)	(8.1)
Adjusted EBITDA from unconsolidated affiliates, net	22.1	15.6
Change in fair value of commodity inventory-related derivative contracts	(20.2)	(18.6)
Significant transaction and environmental related costs and other items	1.7	2.0

Adjusted EBITDA (a)	$101.7	$90.9

(a)	EBITDA is defined as income before income taxes, plus debt-related costs (interest and debt expense, net and loss on modification/extinguishment of debt) and depreciation, amortization and accretion expense. Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, gains or losses on long-lived assets, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, the change in fair value of commodity inventory-related derivative contracts, costs associated with the realignment of our Marketing, Supply and Logistics operations and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory to which these derivatives relate. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with generally accepted accounting principles (GAAP), as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered alternatives to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Segment Data

(in millions)

(unaudited)

	Three Months Ended March 31,
	2018	2017
Gathering and Processing
Revenues	$381.6	$398.9
Costs of product/services sold	287.7	316.6
Operations and maintenance expenses	17.7	17.4
Gain on long-lived assets	0.1	—
Earnings from unconsolidated affiliates, net	5.7	1.6

EBITDA	$82.0	$66.5

Storage and Transportation
Revenues	$6.2	$11.8
Costs of product/services sold	0.1	—
Operations and maintenance expenses	0.8	1.1
Earnings from unconsolidated affiliates, net	6.7	6.5

EBITDA	$12.0	$17.2

Marketing, Supply and Logistics
Revenues	$727.2	$417.4
Costs of product/services sold	678.0	366.9
Operations and maintenance expenses	16.0	15.2
Gain on long-lived assets	0.2	—

EBITDA	$33.4	$35.3
Total Segment EBITDA	$127.4	$119.0
Corporate	(23.8)	(26.3)

EBITDA	$103.6	$92.7

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Operating Statistics

(unaudited)

	Three Months Ended March 31,
	2018	2017
Gathering and Processing (MMcf/d)
Bakken—Arrow	63.3	49.2
Marcellus	432.3	359.9
Barnett	288.4	331.1
Permian (a)	129.5	38.9
PRB Niobrara—Jackalope Gas Gathering (b)	75.1	47.3
Other	49.3	62.1

Total gas gathering volumes	1,037.9	888.5
Processing volumes	273.9	208.2
Compression volumes	469.2	466.5
Arrow Midstream
Bakken Crude oil (MBbls/d)	80.2	68.6
Bakken Water (MBbls/d)	38.8	31.5

Storage and Transportation
Northeast Storage—firm contracted capacity (Bcf) (b)	31.5	35.8
% of operational capacity contracted	82%	100%
Firm storage services (MMcf/d) (b)	356.1	286.0
Interruptible storage services (MMcf/d) (b)	0.8	1.0
Northeast Transportation—firm contracted capacity (MMcf/d) (b)	1,492.1	1,412.1
% of operational capacity contracted	82%	80%
Firm services (MMcf/d) (b)	1,368.0	1,318.7
Interruptible services (MMcf/d) (b)	41.4	75.9
Gulf Coast Storage—firm contracted capacity (Bcf) (b)	28.5	31.1
% of operational capacity contracted	74%	81%
Firm storage services (MMcf/d) (b)	354.8	295.8
Interruptible services (MMcf/d) (b)	102.9	37.9
COLT Hub
Rail loading (MBbls/d)	36.0	57.9
Outbound pipeline (MBbls/d) (c)	12.1	9.5

Marketing, Supply and Logistics
NGL Operations
NGL volumes sold or processed (MBbls/d)	169.0	119.3
NGL volumes trucked (MBbls/d)	50.0	64.2
Crude Operations
Crude barrels trucked (MBbls/d)	7.5	7.1

(a)	Beginning in June 2017, represents 50% owned joint venture, operational data reported is at 100%.
(b)	Represents 50% owned joint venture, operational data reported is at 100%.
(c)	Represents only throughput leaving the terminal.